Exhibit 12


                     RATIO OF EARNINGS TO FIXED CHARGES



                                      Year Ended December 31
                         -----------------------------------------------
                          2000      1999       1998      1997      1996
                          ----      ----       ----      ----      ----
                           (In thousands, except ratio data)


Income Before
  Income Taxes......... $ 8,229   $ 9,663    $ 8,859   $ 6,744   $ 8,418

Interest on
  Indebtedness.........  10,346     8,920      8,723     8,801     8,312

Portion of rents
  representative
  of the interest
  factor...............     828       746        665       603       518
                        -------   -------    -------   -------   -------
    Earnings as
     adjusted.......... $19,403   $19,329    $18,247   $16,148   $17,248
                        =======   =======    =======   =======   =======



Fixed Charges:

Interest on
  Indebtedness......... $10,346   $ 8,920    $ 8,723   $ 8,801   $ 8,312

Portion of rents
  representative
  of the interest
  factor...............     828       746        665       603       518
                        -------   -------    -------   -------   -------
     Fixed Charges..... $11,174   $ 9,666    $ 9,388   $ 9,404   $ 8,830
                        =======   =======    =======   =======   =======


Ratio of Earnings
     to Fixed Charges..    1.74      2.00       1.94      1.95      1.95
                           ====      ====       ====      ====      ====